Exhibit 99.1

Ellington Financial Inc. Reports First Quarter 2020 Results
OLD GREENWICH, Connecticut—May 7, 2020
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended March 31, 2020.
Highlights

•	Net loss of $(129.4) million, or $(3.04) per common share.

•	Core Earnings[1] of $19.8 million, or $0.46 per share.

•	Book value per common share as of March 31, 2020 of $15.06, including the effects of dividends of $0.45 per common share for the quarter.

•	Credit strategy gross loss of $(106.7) million for the quarter, or $(2.47) per share.

•	Agency strategy gross loss of $(16.2) million for the quarter, or $(0.38) per share.

•	Dividend yield of 10% based on the May 6, 2020 closing stock price of $9.58 per share, and dividend of $0.08 per common share declared on April 7, 2020.

•
Debt-to-equity ratio of 3.5:1 and total recourse debt-to-equity ratio of 2.5:1[2] as of March 31, 2020. Adjusted for unsettled purchases and sales, the debt-to-equity ratio and total recourse debt-to-equity ratio were 3.1:1 and 2.1:1, respectively.

•	Cash and cash equivalents of $136.7 million as of March 31, 2020, in addition to other unencumbered assets of $279.2 million.

•	In January, issued 5.29 million shares of common stock through a follow-on common stock offering, increasing our total equity by $95.3 million, or approximately 11%.

•	In March, repurchased 288,172 common shares, or approximately 0.7% of our outstanding common shares as of the beginning of the quarter, at an average price of $10.53 per share.
First Quarter 2020 Results
"After a quiet start to the year, the spread of COVID-19 brought the global economy to a virtual standstill in March, which resulted in extreme volatility and widespread market dislocations, including a collapse of asset values and liquidity. Through it all, EFC was able to avoid forced asset sales, meet all margin calls, and strategically reduce leverage and enhance liquidity through orderly sales of Agency assets," said Laurence Penn, Chief Executive Officer and President of Ellington Financial.
"We entered March with a strong balance sheet and prudent leverage ratios. On the asset side, we had ample Agency RMBS to help provide liquidity, and in credit, we had deliberately built a relatively short-duration, highly diversified portfolio, with an emphasis on first liens. On the liability side, lessons learned from past market crises have taught us to limit our leverage, to diversify our sources of funding, and to structure our financing arrangements to help us better withstand shocks in times of financial distress.
"Over the past few years, we have issued investment-grade-rated senior unsecured notes and have completed several securitizations, all of which provide locked-in, term, non-mark-to-market financing. Several of our secured financing facilities are committed and non-mark-to-market, and have repayment schedules that more closely match the repayment schedules of the financed assets. Also, our objective has always been to stagger the roll dates of our repo financings, and to roll these financings in advance of maturity dates as a standard practice. Our disciplined interest rate hedging and opportunistic credit hedging has also provided additional book value protection. All these measures, combined with strong liquidity management practices, helped us to avoid the forced selling at distressed prices suffered by so many credit market participants during the quarter. While an economic return of negative 16% for a quarter is painful to say the least, I am extremely proud of how our team managed through the extreme challenges of the quarter.
"As we look ahead, the diversified credit-sensitive sectors in which Ellington Financial has deep experience, particularly in many of our loan businesses, are facing a severe supply-demand imbalance, with net interest margins that are as wide as we've seen in years. We believe that this imbalance will present highly attractive asset acquisition opportunities for Ellington Financial for some time to come.
"That said, uncertainty remains high, both on our targeted assets regarding the length and severity of the economic downturn, the ultimate path to recovery, and the resulting overall effect on these assets, and on the liability side regarding the terms that will be available for financing many of these assets. Ellington's risk management principles have served us well over many market cycles, and will continue to be critical in protecting book value and keeping us well positioned to capitalize on these opportunities."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings on U.S. Treasury securities and borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, our debt-to-equity ratio based on total recourse borrowings is 2.5:1 as of March 31, 2020.

Financial Results
During the first two months of the quarter, the Company's credit and Agency portfolios grew as it deployed proceeds from its common equity offering that closed in January. However, in response to the market volatility experienced in March as a result of the COVID-19 pandemic, the Company strategically reduced the size of its Agency portfolio in order to lower its leverage and enhance its liquidity position. As a result of these sales, the Company's total long Agency RMBS portfolio decreased by 48% quarter over quarter, to $1.016 billion as of March 31, 2020, from $1.937 billion as of December 31, 2019. As March progressed, in addition to reducing the size of its Agency portfolio in order to enhance liquidity, the Company also substantially suspended new investments in its credit strategies. Quarter over quarter, the Company's total long credit portfolio3 was essentially unchanged at $1.457 billion as of March 31, 2020, as compared to $1.444 billion as of December 31, 2019, primarily reflecting net new purchases during January and February that were roughly offset by asset paydowns, asset payoffs, and net reductions in the valuation of the credit portfolio related to the market dislocations in March.
Primarily as a result of Agency asset sales, the Company's debt-to-equity ratio decreased to 3.1:1 as of March 31, 2020, as compared to 3.8:1 as of December 31, 2019, adjusting for unsettled purchases and sales. Similarly, the Company's recourse debt-to-equity ratio, also adjusted for unsettled purchases and sales, decreased over the course of the quarter, to 2.1:1 from 2.6:1. As of March 31, 2020, the Company had cash and cash equivalents of approximately $136.7 million, along with other unencumbered assets of $279.2 million.
During the first quarter, the Company's credit strategy generated a total gross loss of $(106.7) million, or $(2.47) per share, and its Agency strategy generated a total gross loss of $(16.2) million, or $(0.38) per share.
In March, a widespread market dislocation driven by the COVID-19 pandemic, and the associated measures to contain the pandemic, caused significant price declines and yield spread widening across virtually all credit assets. Forced selling by many market participants further exacerbated the declines in credit asset prices. As a result, the Company experienced net realized and unrealized losses on its long investment credit portfolio of $(136.2) million. In addition, net realized and unrealized losses on interest rate hedges were $(7.6) million, as interest rates declined sharply during the quarter and were highly volatile, and losses from investments in unconsolidated entities were $(6.5) million. These losses were partially offset by net interest income4 of $28.4 million, which increased sequentially from the prior quarter through a combination of larger average holdings, higher yields on the portfolio, and lower borrowing costs, and by net realized and unrealized gains of $19.2 million on credit hedges and other activities. Finally, the Company incurred investment related expenses for the quarter of $4.0 million; these expenses were lower quarter over quarter primarily because the Company did not incur any debt issuance costs during the current quarter, whereas the Company had incurred such costs in the prior quarter relating to the non-QM securitization completed in November 2019.
As a result of the significant price declines and general price volatility, the Company received margin calls under its financing arrangements that were higher than typical historical levels. The Company satisfied all of these margin calls.
Most of the Company's credit strategies generated net losses during the quarter. The largest losses occurred in CLOs, CMBS, non-Agency RMBS, and non-QM loans, all markets where there was substantial distressed selling during the quarter. The Company's loan strategies with shorter durations had better performance, including small-balance commercial mortgage loans, consumer loans and residential transition loans, where the Company received scheduled paydowns and, in the case of small-balance commercial mortgage loans, several profitable asset resolutions. On many of its credit investments, the Company is anticipating eventual principal losses as a consequence of the economic impacts of COVID-19, especially in a prolonged shutdown scenario. As has been widely reported, there has been a significant nationwide increase in loan delinquencies and forbearances, and we are seeing the effects of this on our own portfolios.
In the Company's Agency strategy, a precipitous decline in interest rates and high levels of interest rate volatility generated net realized and unrealized losses on the Company's interest rate hedges of $(38.8) million. Partially offsetting these losses was net interest income5 of $3.9 million, and net realized and unrealized gains on the long investment portfolio of $18.7 million, also driven by the decline in interest rates. With heightened interest rate volatility and a flight to the safe haven of U.S. Treasury securities, yield spreads widened on Agency pools across the board.
Furthermore, TBAs outperformed specified pools during the quarter, depressing pay-ups on the Company's specified pool portfolio. The underperformance of specified pools relative to TBAs can be largely attributed to market-wide liquidity problems, exacerbated by quarter-end balance sheet pressures, as well as to the implementation of the Federal Reserve's amplified asset purchase program during the quarter, which was generally limited to TBAs and generic pools, as opposed to specified pools with pay-ups. Despite the large drop in long-term interest rates during the quarter, average pay-ups on the Company's specified pools increased only slightly to 1.47% as of March 31, 2020, from 1.36% as of December 31, 2019, and this increase only occurred because the Company sold a disproportionate share of low-pay-up specified pools during the quarter. Pay-ups are price premiums for specified pools relative to their TBA counterparts, and generally reflect the prepayment protection that specified pools provide. While TBAs outperformed specified pools during the quarter, they severely underperformed interest rate swaps, so the Company benefited by having a significant portion of its interest rate hedges in TBA short positions as opposed to interest rate swaps.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $1.998 billion and $2.028 billion, as of March 31, 2020 and December 31, 2019, respectively.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Excludes any interest income and interest expense items from Interest rate hedges and other activities, net.
The following table summarizes the Company's investment portfolio(1) holdings as of March 31, 2020 and December 31, 2019:

	Fair Value
(In thousands)	March 31, 2020	December 31, 2019
Long:
Credit:
Dollar Denominated:
CLO(2)	$170,905	$172,802
CMBS	75,815	124,693
Commercial Mortgage Loans and REO(3)(4)	343,111	320,926
Consumer Loans and ABS backed by Consumer Loans(2)	252,385	238,193
Corporate Debt and Equity and Corporate Loans	7,407	20,987
Equity Investments in Loan Origination Entities	39,436	41,393
Non-Agency RMBS	118,793	113,342
Residential Mortgage Loans and REO(3)	942,202	933,870
Non-Dollar Denominated:
CLO(2)	2,310	5,722
CMBS	—	175
Consumer Loans and ABS backed by Consumer Loans	459	549
Corporate Debt and Equity	29	30
RMBS(5)	44,928	55,156
Agency:
Fixed-Rate Specified Pools	834,002	1,758,882
Floating-Rate Specified Pools	9,054	10,002
IOs	42,344	35,279
Reverse Mortgage Pools	130,601	132,800
Government Debt:
Dollar Denominated	1,654	—
Total Long	$3,015,435	$3,964,801
Short:
Credit:
Dollar Denominated:
Corporate Debt and Equity	$(1,419)	$(471)
Government Debt:
Dollar Denominated	(2,154)	(62,994)
Non-Dollar Denominated	(9,718)	(9,944)
Total Short	$(13,291)	$(73,409)

(1)	This information does not include financial derivatives.

(2)	Includes equity investments in securitization-related vehicles.

(3)	In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.

(4)	Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.

(5)	Includes an equity investment in an unconsolidated entity holding European RMBS.

The following table summarizes the Company's operating results for the three-month periods ended March 31, 2020 and December 31, 2019:

	Three-Month Period Ended March 31, 2020	Per Share	Three-Month Period Ended December 31, 2019	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$41,841	$0.97	$35,505	$0.97
Realized gain (loss), net	10,447	0.24	(9,618)	(0.26)
Unrealized gain (loss), net	(146,665)	(3.39)	1,223	0.03
Interest rate hedges, net(2)	(7,586)	(0.18)	1,679	0.05
Credit hedges and other activities, net(3)	19,215	0.44	(3,751)	(0.10)
Interest expense(4)	(13,479)	(0.31)	(12,533)	(0.34)
Other investment related expenses	(3,954)	(0.09)	(5,861)	(0.16)
Earnings (losses) from investments in unconsolidated entities	(6,497)	(0.15)	3,262	0.09
Total Credit profit (loss)	(106,678)	(2.47)	9,906	0.28
Agency RMBS:
Interest income	12,067	0.28	10,573	0.29
Realized gain (loss), net	6,408	0.15	928	0.03
Unrealized gain (loss), net	12,282	0.28	988	0.03
Interest rate hedges and other activities, net(2)	(38,820)	(0.90)	7,214	0.20
Interest expense	(8,168)	(0.19)	(8,495)	(0.23)
Total Agency RMBS profit (loss)	(16,231)	(0.38)	11,208	0.32
Total Credit and Agency RMBS profit (loss)	(122,909)	(2.85)	21,114	0.60
Other interest income (expense), net	279	0.01	309	0.01
Income tax (expense) benefit	547	0.01	(1,180)	(0.03)
Other expenses	(6,260)	(0.14)	(5,806)	(0.16)
Net income (loss) (before incentive fee)	(128,343)	(2.97)	14,437	0.42
Incentive fee	—	—	(116)	(0.00)
Net income (loss)	$(128,343)	$(2.97)	$14,321	$0.42
Less: Net income (loss) attributable to non-controlling interests	(886)		1,733
Less: Dividends on preferred stock	1,941		1,466
Net income (loss) attributable to common stockholders(5)	$(129,398)	$(3.04)	$11,122	$0.31
Weighted average shares of common stock and convertible units(6) outstanding	43,284		36,594
Weighted average shares of common stock outstanding(7)	42,598		35,866

(1)	Other income primarily consists of rental income on real estate owned and loan origination fees.

(2)	Includes U.S. Treasury securities, if applicable.

(3)	Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.

(4)	Includes interest expense on the Company's Senior notes.

(5)	Per share information is calculated using weighted average common shares outstanding.

(6)	Convertible units include Operating Partnership units attributable to non-controlling interests.

(7)	Excludes Operating Partnership units attributable to non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, May 8, 2020, to discuss its financial results for the quarter ended March 31, 2020. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference ID number 3228088. International callers should dial (810) 740-4657 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 8, 2020, at approximately 2 p.m. Eastern Time through Friday, May 22, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 3228088. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19). Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 13, 2020 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2020	December 31, 2019
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$52,108	$45,353
Interest expense	(22,090)	(21,205)
Total net interest income	30,018	24,148
Other Income (Loss)
Realized gains (losses) on securities and loans, net	12,260	(9,326)
Realized gains (losses) on financial derivatives, net	(12,406)	938
Realized gains (losses) on real estate owned, net	350	1,122
Unrealized gains (losses) on securities and loans, net	(133,738)	3,084
Unrealized gains (losses) on financial derivatives, net	(9,984)	3,799
Unrealized gains (losses) on real estate owned, net	(357)	(744)
Other, net	1,679	1,001
Total other income (loss)	(142,196)	(126)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $507 and $509, respectively)	2,443	2,663
Incentive fee to affiliate	—	116
Investment related expenses:
Servicing expense	2,531	2,055
Debt issuance costs related to Other secured borrowings, at fair value	—	1,865
Other	1,423	1,941
Professional fees	1,277	1,021
Compensation expense	788	962
Other expenses	1,752	1,160
Total expenses	10,214	11,783
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	(122,392)	12,239
Income tax expense (benefit)	(547)	1,180
Earnings (losses) from investments in unconsolidated entities	(6,497)	3,262
Net Income (Loss)	(128,342)	14,321
Net Income (Loss) Attributable to Non-Controlling Interests	(885)	1,733
Dividends on Preferred Stock	1,941	1,466
Net Income (Loss) Attributable to Common Stockholders	$(129,398)	$11,122
Net Income (Loss) per Common Share:
Basic and Diluted	$(3.04)	$0.31
Weighted average shares of common stock outstanding	42,598	35,866
Weighted average shares of common stock and convertible units outstanding	43,284	36,594

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2020	December 31, 2019(1)
ASSETS
Cash and cash equivalents	$136,740	$72,302
Restricted cash	175	175
Securities, at fair value	1,481,395	2,449,941
Loans, at fair value	1,443,589	1,412,426
Investments in unconsolidated entities, at fair value	65,397	71,850
Real estate owned	25,054	30,584
Financial derivatives–assets, at fair value	31,752	16,788
Reverse repurchase agreements	13,239	73,639
Due from brokers	166,516	79,829
Investment related receivables	408,332	123,120
Other assets	5,453	7,563
Total Assets	$3,777,642	$4,338,217
LIABILITIES
Securities sold short, at fair value	$13,291	$73,409
Repurchase agreements	2,034,225	2,445,300
Financial derivatives–liabilities, at fair value	47,772	27,621
Due to brokers	17,138	2,197
Investment related payables	19,170	66,133
Other secured borrowings	177,855	150,334
Other secured borrowings, at fair value	549,668	594,396
Senior notes, net	85,363	85,298
Base management fee payable to affiliate	2,443	2,663
Incentive fee payable to affiliate	—	116
Dividend payable	7,952	6,978
Interest payable	5,283	7,320
Accrued expenses and other liabilities	8,001	7,753
Total Liabilities	2,968,161	3,469,518

EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 43,779,924 and 38,647,943 shares issued and outstanding, respectively	44	39
Additional paid-in-capital	916,006	821,747
Retained earnings (accumulated deficit)	(252,701)	(103,555)
Total Stockholders' Equity	774,383	829,265
Non-controlling interests	35,098	39,434
Total Equity	809,481	868,699
TOTAL LIABILITIES AND EQUITY	$3,777,642	$4,338,217
PER SHARE INFORMATION:
Common stock(2)	$15.06	$18.48

(1)	Derived from audited financial statements as of December 31, 2019.

(2)	Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) miscellaneous non-recurring expenses; (vi) provision for income taxes; and (vii) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended March 31, 2020 and December 31, 2019, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands, except per share amounts)	March 30, 2020	December 31, 2019
Net Income (Loss)	$(128,342)	$14,321
Income tax expense (benefit)	(547)	1,180
Net income (loss) before income tax expense	(128,889)	15,501
Adjustments:
Realized (gains) losses on securities and loans, net	(12,260)	9,326
Realized (gains) losses on financial derivatives, net	12,406	(938)
Realized (gains) losses on real estate owned, net	(350)	(1,122)
Unrealized (gains) losses on securities and loans, net	133,738	(3,084)
Unrealized (gains) losses on financial derivatives, net	9,984	(3,799)
Unrealized (gains) losses on real estate owned, net	357	744
Other realized and unrealized (gains) losses, net(1)	330	159
Net realized gains (losses) on periodic settlements of interest rate swaps	143	843
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(111)	(705)
Incentive fee to affiliate	—	116
Non-cash equity compensation expense	164	129
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	1,112	1,749
Debt issuance costs related to Other secured borrowings, at fair value	—	1,865
(Earnings) losses from investments in unconsolidated entities(2)	6,633	(2,070)
Total Core Earnings	$23,257	$18,714
Dividends on preferred stock	1,941	1,466
Core Earnings attributable to non-controlling interests	1,524	1,439
Core Earnings Attributable to Common Stockholders	$19,792	$15,809
Core Earnings Attributable to Common Stockholders, per share	$0.46	$0.44

(1)
Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.

(2)	Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.